SCHEDULE 14A INFORMATION
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Scientific Learning Corporation

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SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 2, 2008

TO THE STOCKHOLDERS OF SCIENTIFIC LEARNING CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SCIENTIFIC LEARNING CORPORATION, a Delaware corporation, will be held on Friday, June 2, 2008, at 10:00 a.m. local time at our principal executive office at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040 for the following purposes:

1.	To elect eight directors.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 8, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

LINDA L. CARLONI
Vice President, General Counsel
and Secretary
Oakland, California
April 14, 2008

           All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by Internet, telephone, or if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. If you vote by Internet or telephone, please do not mail a proxy or voting instruction card. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 2, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We made these proxy materials available to you on the Internet or, upon your request, we have delivered printed versions of these materials to you by mail or email, because the Board of Directors of Scientific Learning Corporation is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by Internet or telephone or, if you requested printed versions of these materials, you may complete, sign and return the enclosed proxy card.

We intend to provide this proxy statement and accompanying proxy card on or about April 14, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 8, 2008 will be entitled to vote at the annual meeting. On this record date, there were 17,396,121 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 8, 2008 your shares were registered directly in your name with Scientific Learning’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2008, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of eight directors.

•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

Why did I receive a two-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to new rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote from any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by Internet, telephone or by using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•

To vote by Internet, please access the website http://www.cstproxy.com/scilearn/2008/. Have your proxy materials in hand when you access the website and follow the instructions. You may vote by Internet up until 7:00 pm Eastern time, June 1, 2008.

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To vote by touch tone telephone, please call 1-866-894-0537. Have your proxy materials in hand when you call and follow the instructions. You may vote by telephone up until 7:00 pm Eastern time, June 1, 2008.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Scientific Learning. Simply complete and mail the voting instruction card to ensure that your vote is counted. Alternatively, if your broker or bank offers this, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 8, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director and “For” the other specific proposal listed above. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment, subject to compliance with applicable SEC rules.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have not engaged a third-party proxy solicitor.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please vote the shares held in each different name or account by Internet, telephone or by returning each proxy card to ensure that all of your shares are voted.

Can I change my vote?

Yes. You can revoke your proxy. If you are not a stockholder of record, you should follow the instructions of your broker or bank. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the meeting in any one of three ways:

•	Submitting a later Internet or telephone vote or a properly completed proxy card with a later date.

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You may, prior to the date of the annual meeting, send a written notice that you are revoking your proxy to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

If you wish to suggest a candidate to be nominated by the Board of Directors at next year’s annual meeting, you must contact the Board’s Nominating and Corporate Governance Committee no later than December 2, 2008. If you wish to submit a proposal for the annual meeting, your proposal must be submitted in writing to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040. To be considered for inclusion in next year’s proxy materials, the proposal must be submitted by December 14, 2008. Nominations for directors and proposals not to be included in the proxy materials must be submitted between February 2 and March 4, 2009. You are also advised to review our Bylaws and the Board’s Director Nominations process, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the outcome of the voting.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain voting instructions from the institution that holds your shares and follow those instructions regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. We believe that both Proposals 1 and 2 will be considered discretionary items.

How many votes are needed to approve each proposal?

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For the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, Proposal No. 2 (ratification of the selection of Ernst & Young as our independent registered public accountants for 2008) must receive a “For” vote from the majority of the votes cast either in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of the voting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 17,396,121 shares outstanding and entitled to vote.

Your shares will be counted for purposes of determining the presence or absence of a quorum only if you submit a valid proxy vote (or one is submitted for you) or if you vote in person at the meeting. Abstentions and broker non-votes will also be counted towards determining whether a quorum exists. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. We plan to publish final voting results in our quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is presently composed of eleven members. In June 2007, our Amended and Restated Certificate of Incorporation and Bylaws were amended to declassify our Board so that, after a transition period, all directors will be elected each year for one year terms. The term of office for eight of our directors expires in 2008. The term of office of the remaining three directors expires in 2009.

Of the nominees for election at this meeting, all are currently directors. Michael A. Moses and Lance R. Odden were elected in July 2007 by the Board. Mr. Moses was recommended for election to the Board by Mr. Bowen, our Chairman and CEO. Mr. Odden had previously served as a consultant to the Board, and was recommended for that position and for election as a director by Mr. Moorhead, our Lead Director. The other six directors nominated for election were previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees will serve until the 2009 annual meeting and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Except as otherwise required by applicable law, vacancies on the Board may be filled only by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve until the next annual meeting and until such director’s successor is elected and qualified.

Our policy is to invite all directors to attend the Annual Meetings of the stockholders, but their attendance is not required. Mr. Bowen attended the 2007 Annual Meeting. Historically, few if any stockholders other than employees have attended the Annual Meeting in person.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting, with ages shown as of March 31, 2008.

NOMINEES FOR ELECTION AT THE 2008 ANNUAL MEETING

Edward Vermont Blanchard, Jr., age 56, joined us as a director in November 2002. Since December 2004, Mr. Blanchard has been a Senior Advisor to Bear Stearns Merchant Banking, the private equity affiliate of the Bear Stearns Companies Inc. Mr. Blanchard is also a member of the Board of Directors of Ironshore Inc., a Bermuda-based specialty property/casualty insurance company. From 1986 through 1999, Mr. Blanchard worked in investment banking for Merrill Lynch & Co., from 1990 through 1999 as a Managing Director specializing in mergers and acquisitions for financial institutions. Mr. Blanchard is a Trustee of the American Folk Art Museum and the Yorkville Common Pantry. Mr. Blanchard holds a BA from Harvard College and an MBA from the University of North Carolina at Chapel Hill.

Robert C. Bowen, age 66, joined us as Chairman and Chief Executive Officer in June 2002. From 1989 to 2001, he served as a senior executive and officer of National Computer Systems, a provider of educational assessment and administrative software and services. His last assignment there, from 1995 to 2001, was as President of NCS Education, a provider of enterprise software for K-12 school districts. NCS was acquired by Pearson, PLC, in 2000. After retiring from NCS in 2001, Mr. Bowen consulted for various businesses in education prior to joining us. Previously, Mr. Bowen held senior executive positions with other education and publishing companies, including seventeen years with McGraw-Hill. Early in his career, Mr. Bowen was a high school math teacher, a coach, and a school district administrator. Mr. Bowen received his bachelor’s and master’s degrees from the University of Tennessee, Chattanooga.

Joseph B. Martin, MD, PhD, age 69, became a member of our Board of Directors in July 2000. Dr. Martin is the Edward R. and Anne G. Lefler Professor of Neurobiology at Harvard University. He served as the Dean of the Faculty of Medicine and Caroline Shields Walker Professor of Neurobiology and Clinical Neuroscience at Harvard Medical School from 1997 to 2007. From 1993 to 1997, Dr. Martin was the Chancellor of the University of California, San Francisco (“UCSF”), and prior to that appointment was the dean of the school of medicine at UCSF. Dr. Martin is a member of the Institute of Medicine of the National Academy of Sciences, and also serves as a director of Baxter International Inc. He holds a BS from Eastern Mennonite College, an MD from the University of

Alberta, a PhD in Anatomy from the University of Rochester and is a fellow of the Royal College of Physicians and Surgeons of Canada (neurology).

Dr. Michael M. Merzenich, age 65, is one of our founders. He has been a director since inception and served as our Chief Scientific Officer from November 1996 to January 2003. Since 1971, Dr. Merzenich has been a member of the faculty, and since 1980 a full professor, at UCSF. He is currently Professor Emeritus in the Departments of Otolaryngology and Physiology.. During 1996, Dr. Merzenich served as our CEO and President. During 1997, Dr. Merzenich worked full-time with us during a sabbatical from his faculty position at UCSF. During 2004, Dr. Merzenich was on sabbatical from UCSF and worked full-time with Posit Science Corporation, which has licensed certain technology from us and is developing neuroscience based products for healthcare applications. Dr. Merzenich is presently the Chief Scientific Officer and a member of the Board of Directors of Posit Science. Dr. Merzenich has more than 30 years of experience in managing large, multidisciplinary brain science/behavior/engineering research projects that have led to commercial products and numerous publications and awards. In May 1999, Dr. Merzenich was elected a member of the National Academy of Sciences for distinguished and continuing achievements in original research. Dr. Merzenich holds a BS in General Science from the University of Portland and a PhD in Physiology from The Johns Hopkins University, with additional training from the University of Wisconsin.

Rodman W. Moorhead III, age 64, has been a director since June 1998, and is our lead Director. In January 2007, Mr. Moorhead retired from Warburg Pincus, a global private equity firm, where he was employed since 1973. His last position at Warburg Pincus was as Senior Advisor and Managing Director. Mr. Moorhead was nominated to our Board in accordance with rights held by Warburg Pincus relating to an equity agreement which has now terminated. Mr. Moorhead is a director of Coventry Health Care, Inc. He is Chairman of the Board of The Taft School, a member of the Overseers’ Committee on University Resources at Harvard College, Co-Chairman of Stroud Water Research Center, and trustee of the Brandywine Conservancy. Mr. Moorhead holds an AB in Economics from Harvard College and an MBA from Harvard Business School.

Michael A. Moses, age 56, joined us as a member and Vice Chairman of the board in July 2007. Dr. Moses has been an educator for over 30 years. He currently serves as a senior advisor to the Center for the Reform of School Systems, a nonprofit organization focusing on the promotion of urban school reform. From November 2004 until July 2006, Dr. Moses served as Vice Chairman of the board at Higher Ed Holdings, the owner of the American College of Education. Dr. Moses served as the general superintendent of the Dallas Independent School District from 2001 through 2004. From 1999 through 2001, he served as the deputy chancellor for System Operations for the Texas Tech University system. Dr. Moses was the Commissioner of Education for the State of Texas from 1995 through 1999. Prior to that service, Dr. Moses was the superintendent of three Texas school districts, including Lubbock, LaMarque and Tatum and served as a teacher and school administrator in the Duncanville and Garland school districts. Dr. Moses holds bachelor’s and master’s degrees from Stephen F. Austin State University and a Doctor of Education degree from Texas A&M University - Commerce. Dr. Moses is a member of the board of directors of Southwest Securities Services Group, a holding company whose subsidiaries provide financial and investment services, and previously served as a member of the Board of the Trammell Crow Company. He serves as special advisor and consultant to several corporations and entities that interface with elementary, secondary and higher education.

Lance R. Odden, age 68, joined our Board in July 2007, after serving as an advisor to our Board since 2003. Mr. Odden is presently a managing director of New Providence Asset Management Corporation, an investment management firm serving not for profit organizations and high net worth individuals. Mr. Odden joined New Providence in 2005 and also serves as chair of New Providence’s Governance Advisory Board. Since 2001, Mr. Odden has also served as an advisor to Warburg Pincus, a private equity investment firm. Mr. Odden retired as Head Master of The Taft School, a private educational institution, in June 2001, after serving in that capacity since 1972. Mr. Odden presently serves as lead director of Irwin Financial Corporation, a bank holding company, and as a trustee of the Berkshire School, a co-educational boarding school. Previously, he served as chair of A Better Chance, president of The New England Association of Schools and Colleges, president of the Headmasters’ Association and the Connecticut Association of Independent Schools, and member of the board and executive committee of the National Association of Independent Schools. He holds a BA from Princeton University and an MA from the University of Wisconsin.

David W. Smith, age 63, became a member of our Board of Directors in July 2004. Mr. Smith currently serves as Chairman of the Board of PLATO Learning, Inc., a publicly held educational software company. Mr. Smith served as Executive Chair of PLATO from March 2005 to June 2007 and as interim President and CEO of PLATO from November 2004 to February 2005. From September 2000 to December 2002, Mr. Smith was Chief Executive Officer of NCS Pearson, a provider of products, services and technologies to customers in education, government, and business. He also served as President of the NCS Assessment and Testing Services from April 1988 to September 2000. Prior to NCS, Mr. Smith was a senior executive with McGraw Hill Corporation’s Training Systems and College Divisions which publish professional, technical and scholarly books and materials. Mr. Smith serves on the Boards of Directors of Capella Education Company, Inscape Publishing, and PLATO Learning. Mr. Smith holds an MBA from the University of Iowa, as well as a BA and MA from Southern Illinois University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Ajit M. Dalvi, age 65, has been a director since July 2000. He is a former senior media executive and recognized cable industry expert in business, marketing and branding strategy. Mr. Dalvi joined Cox Communications in 1982 as its first Marketing Director. He served for 17 years on Cox’s senior management team and retired as the Senior Vice President for Strategy and Programming in June 1999. Since his retirement, he has been a business consultant. Mr. Dalvi holds a BA from the University of Bombay and an MBA from the Indian Institute of Management.

Carleton A. Holstrom, age 72, is one of our founders and has been a director since February 1996. From February 1996 to January 1997, Mr. Holstrom also served as our Chief Financial Officer. Mr. Holstrom retired in 1987 as Senior Vice President-Finance of The Bear Stearns Companies. He is a director of Protalex, Inc., a development stage biopharmaceutical drug development company, and of the Custodial Trust Company, and a trustee, overseer or director of a number of non-profit organizations. Mr. Holstrom has served as a member of the Board of Trustees and Board of Governors of Rutgers, the State University of New Jersey, including as chairman and vice-chairman of both. For more than five years, until 2005, he was a member of the Board of Overseers of the College of Letters and Sciences at the University of Wisconsin at Madison. Mr. Holstrom holds a BS in Economics from the University of Wisconsin at Madison and an MA in Economics from Rutgers.

Dr. Paula A. Tallal, age 60, is one of our founders. She has served as a director since inception. She also served as our Executive Vice President from January 1996 until December 2000 and as Chairman of the Board of Directors from January 1996 until November 2000. During 1997, Dr. Tallal worked full-time with us during a sabbatical from her faculty position at Rutgers; she continues to consult with us pursuant to a consulting agreement. Dr. Tallal also consults for Posit Science Corporation, which has licensed certain technology from us. Since 1988, Dr. Tallal has served as co-director of the Center for Molecular and Behavioral Neuroscience at Rutgers. In 2001, Dr. Tallal was named a Board of Governors Professor in Neuroscience by Rutgers University. Dr. Tallal is an active participant in many scientific advisory boards and governmental committees for both developmental language disorders and learning disabilities. Dr. Tallal has over 30 years experience managing multi-site, multi-disciplinary federally funded contracts and grants that have resulted in over 200 publications, as well as national and international honors. Dr. Tallal holds a BA in Art History from New York University and a PhD in Experimental Psychology from Cambridge University with additional training from The Johns Hopkins University.

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors. After review of all relevant transactions and relationships between each director, or certain of his or her family members, and us, our senior management and our independent auditors, the Board affirmatively has determined that Mr. Blanchard, Mr. Dalvi, Mr. Holstrom, Dr. Martin, Mr. Moorhead, Mr. Odden and Mr. Smith are independent directors within the meaning of the applicable Nasdaq listing standards. In connection with the independence determination, the following relationships between the Company and the directors determined to be independent were considered:

•	Mr. Holstrom is one of our founders, and from February 1996 to January 1997, Mr. Holstrom served as our Chief Financial Officer.

•	Mr. Dalvi has a consulting relationship with a vendor from which we purchased market research services in 2007 at a cost of less than $26,000

•

Until his recent retirement, Mr. Moorhead was affiliated with the Warburg Pincus entities. Until our August 2007 secondary public offering, one of the Warburg Pincus entities was our largest shareholder. In 2001, WPV, Inc, a Warburg Pincus entity, provided a guaranty for a $15 million line of credit for us. In consideration of the guaranty, we issued WPV a warrant to purchase 1,375,000 shares of our common stock with an exercise price of $8.00, which has since expired. The estimated value of the warrants was $3.6 million as of the date of issuance. The guaranty was secured by a security interest in our assets. After several amendments, the guaranty and a subsequent letter of credit, expired in July 2004. Also in 2001, Warburg Pincus purchased 4,000,000 shares of our common stock at a purchase price of $1.25 per share in a private placement.

•	Prior to his election as a director, Mr. Odden served as a consultant to the Board, and received options covering an aggregate of 45,000 shares in connection with that service.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors met eight times during the last fiscal year. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively, except for Dr. Merzenich, who attended 60% of such meetings.

Robert C. Bowen, our CEO, is also presently the Chair of our Board. Our corporate governance principles provide that when the CEO is the Chair of the Board, the Board will also elect a Lead Director from the independent members of the Board. Currently, Rodman W. Moorhead, III is our Lead Director.

Our Board has five committees: an Audit Committee, a Compensation Committee, a Marketing Committee, a Nominating and Corporate Governance Committee, and a Science and Research Committee. In 2007, we also established a temporary Offering Committee, to make decisions in connection with the Company’s secondary offering. The Offering Committee met once. The following table provides membership and meeting information for 2007 for each of the regular Board committees:

Director	Audit Committee	Compensation Committee	Marketing Committee	Nominating and Corporate Governance Committee	Science and Research Committee

Robert C. Bowen			Member	Ex-officio

Edward Vermont	Chair

Blanchard, Jr.

Ajit Dalvi	Member		Chair		Member

Carleton A. Holstrom	Member	Member		Member

Joseph B. Martin, MD				Member	Chair

Michael M. Merzenich					Member

Rodman W. Moorhead		Chair		Chair
III

Michael A. Moses					Member

Lance R. Odden			Member

David W. Smith		Member	Member	Member

Paula A. Tallal			Member	Member	Member

Total meetings in 2007	7	6	3	5	2

Below is a description of each standing committee of the Board of Directors. The charter of each committee can be found at our corporate website, on the World Wide Web, at scientificlearning.com/corporategovernance.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. To achieve this, the Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm (the “Auditors”); determines and approves the engagement of the Auditors; determines whether to retain or terminate the existing Auditors or to appoint and engage new Auditors; reviews and approves the retention of the Auditors to perform any proposed permissible non-audit services; pre-approves all compensation to be paid to the Auditors; confers with management and the Auditors regarding the scope, quality and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discusses with management and the Auditors the results of the annual audit and our quarterly financial statements.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Blanchard and Mr. Holstrom each qualifies as an “audit committee financial expert,” as defined in applicable SEC rules, based on a qualitative assessment of their knowledge and experience.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors oversees our compensation policies, plans and programs. The Compensation Committee reviews and approves our overall compensation strategy, including corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management. The Committee also reviews and approves the compensation and other terms of employment of our Chief Executive Officer; considers the recommendation of our Chief Executive Officer and makes all determinations with respect to the compensation and other terms of employment of the other executive officers; makes recommendations to the full Board with respect to compensation of the members of the Board of Directors; and administers our employee equity plans. The Committee also has a Single Person Equity Grant Committee, which is composed of Mr. Bowen and may award equity grants to employees who are not officers, subject to numerical limits and other parameters established by the Compensation Committee from time to time. The Board of Directors has determined that all members of our Compensation Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

MARKETING COMMITTEE

The Marketing Committee of the Board of Directors provides oversight of our marketing strategy and its implementation. The Marketing Committee assists in defining our strategic marketing goals and objectives, reviews our marketing strategy, plan, resources and research, offers advice and counsel with respect to marketing staffing and organization, and reviews and advises on our business model.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process and our corporate governance functions. The Committee has the primary responsibility for identifying, reviewing and evaluating candidates to serve as directors, consistent with criteria approved by the Board. The Committee recommends to the Board candidates for election to the Board of Directors, makes recommendations to the Board regarding the membership of the committees of the Board, and assesses the independence of directors. The Board has determined that Mr. Holstrom, Mr. Moorhead and Mr. Smith are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards; Dr. Tallal is not independent. Mr. Bowen serves on the Committee in an advisory, non-voting capacity.

The Board has established guidelines for evaluating nominees for director. The qualifications that the Board seeks include: the highest standards of personal and professional ethics and integrity; demonstrated excellence and leadership in the candidate’s field of endeavor; commitment to, and experience and expertise in, strategic and independent thinking; and a demonstrated ability to ask critical questions and to exercise sound business judgment. The Board seeks to include a diverse spectrum of expertise and experience, with each director bringing to the Board experience or knowledge in one or more fields that contributes to the effectiveness of the Board. The Board also considers the candidate’s commitment to staunchly representing the long-term interests of our stockholders, as well as the candidate’s willingness and ability to devote sufficient time to carrying out his or her duties and responsibilities and to serve on the Board for at least five years. The Board may modify these guidelines from time to time and will consider other factors as appropriate.

The Nominating and Corporate Governance Committee seeks nominees through a variety of sources, including suggestions by directors and management, business contacts of Committee members and other directors, recommendations from the Company’s stockholders (as further described below), and such other sources as the Committee believes appropriate. The Committee may also retain a search firm if the Committee believes that to be appropriate. The Committee will consider the general guidelines summarized above, the current composition of the Board, which areas of qualification and expertise would best enhance the composition of the Board, the experience, expertise and other qualifications of candidates, the number of other commitments of candidates, whether the candidate would qualify as independent under applicable rules, and such other considerations as the Committee believes to be appropriate. The Committee has the flexibility to determine the most appropriate interviewing and referencing process. The Committee recommends nominees to the independent members of the Board. A majority of the independent members of the Board select the nominees. These nominations are then submitted for ratification by the full Board.

The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. The Committee evaluates all recommended candidates, in the same manner and using the same minimum criteria (set forth above), whether the candidate was recommended by a stockholder, the board or otherwise. The Committee will also evaluate whether candidates recommended by stockholders are identified with any particular issue to such an extent that the candidate’s ability to effectively represent all of the stockholders on a broad variety of issues might be compromised. Stockholders who wish to recommend individuals for consideration by the Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at our principal executive office at least six months before the next annual meeting. Submissions must include the candidate’s name, contact information and biographical information; a description of any relationships between the stockholder making the suggestion and the candidate; any information that would be required to be disclosed about the candidate in the proxy statement if the candidate is nominated by the Board; the candidate’s consent to a background review by the Committee and to being included in the proxy statement if nominated; and the name and contact information of the stockholders who recommended the nominee, and the number of shares of our stock held by those stockholders.

SCIENCE AND RESEARCH COMMITTEE

The Science and Research Committee of the Board provides guidance and oversight with respect to our scientific and research activities and reviews and approves our strategy and policy on scientific and research matters. The Committee reviews our research plans, ongoing research projects, interactions with academic and independent research organizations, research resources, and presentation of the results of research. The Committee also provides input on emerging science that may impact our products and market and reviews our policies on research matters, including policies relating to ethics, research misconduct, and human subjects.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board has adopted a formal process by which stockholders may communicate with the Board or any director. This information is available on our website on the World Wide Web at scientificlearning.com/corporategovernance.

CODE OF ETHICS

We have adopted the Scientific Learning Corporation Policies on Business Ethics, which apply to all officers, directors and employees. The policies are available on our website at the address stated above. If we make any substantive amendments to these Policies or grant any waiver from the Policies to any executive officer or director, the Board must approve such waivers or amendments. As required by law, within four business days of any amendment to or waiver of these policies that applies to a director or executive officer, we will disclose the nature of the amendment or waiver on our website or in a Form 8-K.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. In fulfilling its oversight responsibilities, the Audit Committee reviews the financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2007 with management. In addition, the Audit Committee discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Audit Committee has also received and reviewed the written disclosure letter from Ernst & Young LLP regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed the independence of Ernst & Young LLP with them.

Based upon this review and discussion, the Audit Committee has recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

From the members of the Audit Committee of Scientific Learning Corporation.

Edward Vermont Blanchard, Jr., Chair
Ajit M. Dalvi
Carleton A. Holstrom

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young, LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and the Board of Directors has directed that management submit the selection of the firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited our financial statements since our inception in 1996. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required. However, the Board is submitting the selection of Ernst & Young for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2007 and 2006 by Ernst & Young.

	Fiscal Year Ended
	2007	2006
Audit Fees (annual audit, reviews of quarterly financial statements, reviews of SEC filings; includes $130,305 in 2007 for secondary public offering)	$756,469	$589,308

Audit-related Fees (consultations on accounting matters, internal controls and compliance with accounting and reporting standards)	—	—

Tax Fees (preparation of federal, state and local returns, assistance with audits, consultations with respect to tax planning and compliance issues)	$4,207	—

All Other Fees (E&Y online services)	$1,500	$1,500

Total Fees	$762,176	$590,808

PRE-APPROVAL POLICIES AND PROCEDURES

All fees described above were approved by the Audit Committee prior to engagement of the auditor to perform the service. Either the Audit Committee or the Chair of the Committee, who has been delegated the authority to do so, is required to pre-approve the services rendered by Ernst & Young. If the Chair pre-approves fees, that pre-approval is reported to the full Committee at its next meeting. Generally, the Committee pre-approves particular services in the defined categories of audit services, audit-related services, tax services and other non-audit services, specifying the maximum fee payable with respect to that service. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the auditor’s independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the our Common Stock as of March 13, 2008 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table below (“Named Executive Officer”); (iii) all executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Common Stock.

	Shares Beneficially Owned (1)

Beneficial Owner	Number	Percent

Trigran Investments, Inc. (2) 3201 Old Glenview Road, Suite 235 Wilmette, Illinois 60091	4,764,016	27.4%
Noel G. Moore 222 W. Adams St. Suite 2200 Chicago IL 60606	879,306	5.1%
Robert C. Bowen (3)	1,101,331	6.2%
Edward Vermont Blanchard, Jr. (4)	201,731	1.2%
Ajit M. Dalvi (5)	45,000	*
Carleton A. Holstrom (6)	329,171	1.9%
Dr. Joseph B. Martin (7)	72,927	*
Dr. Michael M. Merzenich (8)	495,578	2.8%
Rodman W. Moorhead III (9)	15,000	*
Michael A. Moses (10)	5,000	*
Lance R. Odden (11)	55,900
David W. Smith (12)	36,846	*
Dr. Paula A. Tallal (13)	611,590	3.5%
Linda L. Carloni (14)	158,090	*
Glenn G. Chapin (15)	177,100	1.0%
Jane A. Freeman (16)	295,861	1.7%
Dr. William M. Jenkins (17)	225,385	1.3%

All directors and executive officers as a group (18 persons) (18)	3,971,386	20.8%

*	Less than one percent

(1)

This table is based upon information supplied by officers and directors and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 17,392,307 shares outstanding on March 13, 2008, adjusted as required by rules promulgated by the SEC.

(2)

Includes 3,022,980 shares held by Trigran Investments, L.P. and 1,741,036 shares held by Trigran Investments, L.P. II. Trigran Investments, Inc. is the general partner of both these partnerships. Douglas Granat and Laurence Oberman are the controlling shareholders and sole directors of Trigran Investments, Inc.

(3)

Includes 812,790 shares owned by Mr. Bowen and 288,541 shares subject to stock options that are or will be exercisable by May 12, 2008. Certain of Mr. Bowen’s options have vesting that accelerates on the achievement of certain stock price targets, none of which have yet been met. These options are not included in this table. See Employment Agreement below.

(4)

Includes 148,731 shares held by Mr. Blanchard; 2,000 shares held in trusts for his children, of which Mr. Blanchard is a trustee; 1,000 shares held in an UGMA account for Mr. Blanchard’s minor child; and 15,000 shares held by the Edward V. Blanchard Insurance Trust UAD 12/20/93, of which Mr. Blanchard’s children are beneficiaries. Also includes 35,000 shares subject to exercisable stock options.

(5)	Includes 10,000 shares held by Mr. Dalvi. Also includes 35,000 shares subject to exercisable stock options.

(6)

Includes 124,856 shares held directly by Mr. Holstrom and 154,315 shares held by the Holstrom Family Partnership. Also includes 15,000 shares held by the Edward V. Blanchard Insurance Trust UAD 12/20/93, of which Mr. Holstrom is a trustee. Mr. Holstrom disclaims beneficial ownership of the securities held in this trust. Includes 35,000 shares subject to exercisable stock options. Of these shares 103,856 of the directly-held shares are held in a brokerage margin account and therefore are pledged as security for any loans from that brokerage firm.

(7)

Includes 37,927 shares held by the Martin Living Trust or the Martin Family Trust, Community Property. Dr. Martin is a trustee of both trusts. Also includes 35,000 shares subject to exercisable stock options.

(8)	Includes 399,265 shares held directly or in a living trust, 61,313 shares held by the Merzenich Charitable Remainder Trust, and 35,000 shares subject to exercisable stock options.

(9)	Includes 10,000 shares held by Mr. Moorhead and 5,000 shares subject to exercisable stock options.

(10)	Includes 5,000 shares subject to exercisable stock options.

(11)	Includes 5,900 shares held by Mr. Odden and 50,000 shares subject to exercisable stock options

(12)	Includes 6,846 shares held by Mr. Smith and 30,000 shares subject to exercisable stock options.

(13)

Includes 443,257 shares held directly by Dr. Tallal, 133,333 shares held by the Colleen Osburn Trust, for which Dr. Tallal serves as trustee, and 35,000 shares subject to exercisable stock options. Dr. Tallal disclaims beneficial ownership of the shares held by the trust.

(14)	Includes 17,465 shares held by Ms. Carloni and 140,625 shares subject to stock options that are or will be exercisable as of May 12, 2008.

(15)	Includes 46,684 shares held by Mr. Chapin and 130,416 shares subject to stock options that are or will be exercisable as of May 12, 2008.

(16)	Includes 50,028 shares held by Ms. Freeman and 245,833 shares subject to stock options that are or will be exercisable as of May 12, 2008.

(17)	Includes 117,052 shares held by Dr. Jenkins and 108,333 shares subject to stock options that are or will be exercisable as of May 12, 2008.

(18)

Includes the information in notes (1) through (17), as applicable. Also includes for the other executive officers included in the group: 15,796 shares held by such officers and 75,416 shares subject to stock options that are or will be exercisable or restricted stock units that will have vested as of May 12, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Blanchard, Ms. Carloni, Mr. Chapin, Ms. Freeman, Mr. Jenkins, Ms. McCormack, Mr. Merzenich and Mr. Moorhead each made one late filing for one transaction each.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

Like all of our compensation programs, our executive compensation programs are designed to attract and retain key employees, to motivate our employees to achieve our operating and strategic goals and to bring value to our stockholders, customers, and employee base, and to reward our employees for achieving those objectives.

Our executive compensation programs specifically seek to:

•	Focus our executives on our most significant strategic and operating objectives – increasing market acceptance of our products and growing our sales and revenue in an increasingly profitable manner;

•	Incent our executives to build long-term stockholder value;

•	Align compensation with company and individual achievement of specified goals and overall creation of value for stockholders, customers and the employee base;

•	Enable us to attract and retain superior executives in key positions by providing a competitive level of compensation; and

•	Provide appropriate levels of risk and reward.

There are two somewhat unusual factors that affect our recruiting and retention, and therefore may affect our compensation strategies:

•

Because our products can have such a profound positive impact on children who struggle with learning, our mission is a critical factor in recruiting and retaining our employees, including our executives.

•

Because the educational software industry is relatively small, the universe of senior executives with deep and specific experience in our field is relatively small and is widely known to persons experienced in the industry. This makes personal and professional relationships an important factor in recruiting and retention.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2007 as well as the other individuals included in the Summary Compensation Table below are referred to as “named officers.” Because our new President and Chief Operating Officer joined us in 2008, he is not included in the Summary Compensation Table.

Compensation Process

The Compensation Committee of our Board determines the compensation of the named officers. In recent years, the practice of the Committee has been to review executive compensation in the first quarter of each year, making decisions with respect to the discretionary portion of the officers’ incentive compensation for the prior year and decisions with respect to base salary, incentive compensation plan structure and content, and equity grants for the upcoming year. In making these decisions, the Committee reviews all elements of each named officer’s compensation for the last year, together with all equity compensation granted to the named officer during his or her history with us. Periodically, the Committee compares our various compensation elements against an appropriate peer group of companies.

Compensation Consultant / Benchmarking

For its 2008 compensation review, the Compensation Committee retained Compensia, a compensation consulting firm, to assist it. Compensia has provided compensation consulting services to the Committee previously - in 2005 for the annual executive compensation review and in 2007, for the annual executive compensation review, for a Board compensation review, and in connection with the hiring of our new President.

Working with management, the compensation consultant updated the peer group of companies to be used by the Committee for comparative purposes and analyzed the compensation of each named officer as compared to that peer group and/or a benchmark study. They also evaluated our overall executive compensation practices for reasonableness, discussed with the Committee our equity compensation practices, and provided information and recommendations on emerging trends in compensation practices.

Constructing a compensation peer group for us is challenging because other public educational software providers tend to be substantially larger than we are. Therefore, the peer group we constructed includes both educational technology companies and other software companies, all within the same general revenue range $15 million - $146 million), predominately in the San Francisco Bay Area. For the 2008 analysis, the peer group included:

American Public Education	PLATO Learning
Art Technology Group	Renaissance Learning
BroadVision	Rainmaker Systems
eCollege.com	Saba Software
Embarcadero Technologies	Selectica
HealthStream	SumTotal Systems
KANA Software	SupportSoft
Netmanage	The Princeton Review

With the help of the consultant, in 2008 the Committee also considered data from two Radford Executive Compensation surveys – high-tech companies with revenue under $50 million and high-tech companies in Northern California with revenue under $200 million.

Generally, we target our executive base salary and target total cash compensation to the 50th percentile of the relevant market.

Role of Management

Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the other named officers. No officer is present while the Committee discusses and determines the level of his or her compensation. The Committee discusses and determines the compensation of the CEO in an executive session from which the CEO is absent.

Elements of Compensation

The principal components of compensation for named officers in 2007 were:

•

Base salary. Base salary is designed to provide fixed compensation sufficient to attract and retain the officer, rewarding core competence in the officer’s role and reflecting the officer’s skills, experience and level of responsibility.

•

Short–term incentive compensation in the form of performance-based cash incentive payments under our Management Incentive Plan (“MIP”). Our MIP payments are designed to focus management on achieving our most critical current financial and non-financial goals, and to reward management when those goals are achieved.

•

Long-term incentive compensation in the form of equity awards. Our equity awards are designed to focus management on maximizing long-term value for our stockholders, to provide additional retention power and to reward management for increasing stockholder value.

When evaluating any particular element of compensation, the Committee does not consider that element in isolation but rather endeavors to take into account all components of compensation to arrive at an appropriate total package that is reasonable to our stockholders, fair to the officer when compared with the compensation offered by our competitors and appropriate when compared to the compensation provided to our other officers. We have not established specific target percentages for allocating between cash and non-cash compensation, between guaranteed and risk-based compensation or between short-term and long-term compensation. However, generally both risk-based potential compensation and equity increase as a percentage of total compensation with increasing organizational responsibilities.

Base Salary

We provide the named officers with base salary to compensate them for services rendered during the year. In reviewing and determining the base salaries for the named officers, the Committee primarily considers:

•	Market data provided by our outside compensation consultant or by the internal human resources staff, as the Committee determines to be appropriate.

•

The officer’s experience, breadth of knowledge, historical performance, and level of contribution and responsibility, specifically focusing on the chief executive officer’s evaluation of those matters.

•	How the officer’s compensation compares to our other officers.

Short-term Incentive Compensation

We provide short-term incentive compensation to our named officers and other management employees in the form of performance-based cash incentive payments under our MIP, which is established by the Compensation Committee each year.

In determining the overall target payment for each named officer, the Committee considers market data with respect to incentive compensation from other peer group companies for each position and the officer’s level of responsibility and contribution.

In both 2007 and 2008, payments under the plan were and are based 70% on shared financial goals and 30% on individual performance. We believe that given our size and development stage, this relative emphasis on shared company financial goals is appropriate because:

•	Each participant’s performance directly impacts our financial performance; and

•	The greater emphasis on our financial goals has the effect of automatically adjusting the level of incentive pay to our ability to incur that expense.

For each goal, the executive receives 100% of the target bonus allocated to that goal if the target level for that goal is achieved. The Committee sets the target level at a level that the Committee believes represents the realization of our potential for the year. The executive receives 50% of the target bonus allocated to that goal at the hurdle level, which is set at a level that the Committee believes represents satisfactory performance on that goal. If we achieve the maximum overachievement level for a goal, which the Committee sets at a level it determines to be outstanding performance on the goal, then the executive receives 200% of the target bonus allocated to that goal. If the hurdle level is not achieved for a goal, then no bonus is paid for that goal.

Each year the Committee establishes the shared financial goals for the MIP, based on its assessment of our most critical financial objectives for the upcoming year. In 2007, the Committee established revenue and profit as the shared financial goals, reflecting our expectation that sales and revenue growth rates would be aligned in 2007 and the Committee’s desire to align management incentives directly with the GAAP financial measures most closely followed by our investors. For 2008, the Committee established revenue and operating profit (determined prior to the payment of MIP and profit-sharing bonuses), reflecting our continued emphasis on growing both revenue and profitability. While the financial goals are established at the beginning of the year, the Committee has discretion to adjust payments under the MIP in the event of unexpected developments.

Individual performance is evaluated based on whether the named officer has achieved his or her specified goals established at the beginning of the year and a qualitative assessment of the named officer’s contribution to adding value for our three key constituencies: stockholders, customers and employees. Individual goals for named officers other than the CEO are established collaboratively by the individual officer and the CEO. Performance goals for the CEO are established collaboratively by the CEO and the full Board of Directors. Goals are generally both qualitative and quantitative, so that the Committee’s determination of individual performance generally involves both subjective judgment and objective measurements.

Payments under the MIP are intended to, and do, fluctuate significantly depending on corporate performance. For example, for 2005, in which sales performance was disappointing, the average percentage of target MIP payment for the named officers was 14.4%. In 2006, both booked sales and operating cash increased substantially, and the average percentage of target MIP payment for the named officers was 109% in 2006. In 2007, revenue grew 12%, better than the industry but significantly below plan; net income results were also below expectations. For 2007, named officer MIP payments averaged 45.6% of the target MIP payment.

Long-term Equity Compensation

We provide long-term compensation in the form of equity awards. The Committee believes that equity awards are important to align the interests of management and stockholders. In 2006 through 2008, the Committee granted management equity awards in the form of restricted stock units. The Committee made this determination after reviewing, among other issues, practices at other companies, impact of equity grants under FAS 123(R), dilution considerations, relative benefit to employees, and tax treatment to the employees.

Historically, we have made equity grants to named officers when the officer first joins us, on a periodic basis to provide additional retention power and long-term incentive, and in connection with a significant change in responsibilities. In determining the amount of equity to be granted to named officers, the Committee considers the overall quantity of shares to be granted to all executives and other employees as a percentage of shares outstanding. In determining individual awards, the Committee principally takes into account:

•	The officer’s past and anticipated future levels of performance, level of contribution and responsibility, including the CEO’s evaluation of the officer’s performance.

•	Previous equity awards granted to and held by the officer, previous option exercises and sales of option stock, including the retention “glue” of equity awards remaining unvested.

•	How the officer’s level of equity compensation compares to our other officers.

•	Market data provided by our outside compensation consultant.

In 2002 when Robert C. Bowen, our Chief Executive Officer, joined us, Mr. Bowen and the Committee agreed that equity incentives would constitute a significant part of his compensation package. At that time, Mr. Bowen was granted options to purchase a total of 1,773,190 shares of our Common Stock. Of these options, 423,190 shares, approximately 24%, were granted in a fully vested option with an exercise price at a 15% discount to the then-current market value and an exercise term of only one year. The Committee intended this option to encourage Mr. Bowen to promptly acquire a substantial ownership stake in us. Mr. Bowen was also granted an option to purchase 100,000 shares in a fully vested option and 500,000 shares in an option that vests over four years, both with an exercise price at the then-current market value ($1.39 per share) and our standard ten-year exercise term. Of these options, Mr. Bowen has exercised and holds 773,190 shares. Options for an additional 750,000 shares, 42% of the total options then granted, were granted with a vesting schedule that accelerates upon the achievement of certain target levels of market price for our Common Stock. The target levels at which the option vests range from $7.50 to $20.00 per share. All these levels are significantly in excess of our per share price at the time Mr. Bowen was hired and are still in excess of our per share price on March 1, 2008. Therefore, none of these options have yet vested. Those options were granted at then-current fair market value, $1.39 per share. This option was intended to provide additional motivation for Mr. Bowen to substantially increase stockholder value and to make significant compensation conditioned on achieving such an increase. Even if the stock price targets are not met, the option will vest automatically on June 4, 2008, six years after his hire date, so long as Mr. Bowen is still our employee on that date. The six-year vesting schedule was included as a term of the option at the time of grant in order to avoid a significant accounting charge with respect to the option.

Other Income and Perquisites

We believe that perquisites should not be a significant component of compensation, in order to foster transparency of disclosure and avoid the potential for abuse. As a result, our executive perquisites are minimal, consisting of paid parking in a garage near our headquarters for executives based in Oakland, California. This paid parking is provided to all officers and director-level employees based in Oakland.

Officers receive the same level of company-paid health, dental and vision insurance, life insurance, accidental death and dismemberment insurance, and 401(k) plan as do all of our regular full-time employees. Officers who elect to subscribe to our health insurance contribute to their health insurance premiums at a higher rate than do other employees. Prior to 2007, we did not provide a matching contribution under the 401(k) plan. Starting in 2007 and continuing in 2008, we have instituted a company matching contribution for up to 3% of the employee’s compensation, with a cap of $2,000. All officers that participated in the 401(k) plan received this matching contribution.

Change of Control; Termination

Generally, we do not enter into employment agreements that provide for benefits upon termination of employment or upon a change of control. When Mr. Bowen joined us in 2002, however, the Committee negotiated an employment agreement with him that provides for benefits to him upon a change of control and upon his termination without cause. Likewise, when Andy Myers, our new President, joined us in 2008, his offer letter provided for severance payments under certain circumstances. These benefits are described below, under Change of Control; Termination.

Equity Grant Procedures

In March 2007, the Committee codified and improved our processes for making equity grants by adopting written procedures for recommending, approving and recording compensatory equity grants. These procedures confirm our prior practice that the Compensation Committee makes all grants to corporate officers. The Committee has delegated to the CEO the power to make grants to non-officer employees and consultants within guidelines established by the Compensation Committee. All grants authorized by the CEO are periodically reviewed by the Compensation Committee. These procedures specify (1) that the grant price for options must be fair market value on the date of the grant, (2) the processes for documenting and reporting equity award grants, and (3) the processes for confirming data and, if necessary, for correcting errors.

Effect of a Restatement

In March 2007, the Committee adopted a policy relating to the adjustment of incentive compensation in the event of certain restatements. Should a restatement occur that has a material impact on our financial results and where the restatement is the result of fraud or other misconduct on the part of one or more named officers, the Committee will evaluate whether it is appropriate to adjust incentive compensation previously received by named officers involved in the misconduct. The Committee may, to the extent permitted by applicable law, make retroactive adjustments to such payments to named officers involved in such misconduct to the extent that such payments were predicated upon the achievement of financial results that were subsequently the subject of the restatement. Where appropriate, we will seek to recover any such amount determined to have been inappropriately received by such a named officer.

Equity Ownership Guidelines

In May 2005, our Board adopted guidelines with respect to the minimum value of our Common Stock that should be owned by our executive officers and directors. These guidelines are being phased in over a five year period. The guidelines provide that executive officers should own stock with a value of no less than the following levels:

          Chief Executive Officer: three times base salary;
          Senior Vice Presidents: two times base salary; and
          All other executive officers: one times base salary.

The guidelines also provide that directors should own (or be affiliated with entities that own) shares of our Common Stock with a value no less than two times their annual director retainer. The guidelines state that these levels should be reached within five years after establishment of the policy or, if later, within five years after the executive officer or director is first appointed or elected to be an officer or director. Until an individual reaches the level specified in the guidelines, the guidelines provide that such individual should retain at least 75% of the shares purchased on exercise of stock options that are not needed to pay the purchase price of the stock or the applicable tax.

Limitation on Deduction of Compensation Paid to Named Officers

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain named officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code.

The Compensation Committee believes that stock options granted under our 1999 Equity Incentive Plan with an exercise price at least equal to the fair market value of our common stock on the date of grant shall be treated as “performance-based compensation.” Provisions contained in these Incentive Plan, allow any compensation recognized by a named officer as a result of the grant of such a stock option to be deductible by us. Base salary, MIP bonus payments and restricted stock units that vest based on time, however, will not be treated as “performance-based compensation” for purposes of Section 162(m).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation (3)	Total

Robert C. Bowen Chairman and Chief Executive Officer	2007	$311,250	—	$94,500	$2,496	$408,246

	2006	$300,000	—	$173,533	$2,336	$475,869

Jane A. Freeman Executive Vice President and Chief Financial Officer	2007	$231,961	$44,140	$49,350	$4,989	$330,440

	2006	$219,000	$18,289	$94,827	$2,989	$335,105

Glenn G. Chapin Vice President K-12 Sales	2007	$217,000	$42,338	$24,750	$2,286	$286,374

	2006	$208,000	$18,289	$114,139	$275	$340,703

William M. Jenkins Senior Vice President, Product Development	2007	$206,750	$42,338	$24,255	$4,373	$277,716

	2006	$197,000	$18,289	$60,429	$2,200	$277,918

Linda L. Carloni Vice President and General Counsel	2007	$203,500	$21,169	$43,260	$4,304	$272,233

	2006	$196,000	$13,717	$62,769	$2,199	$274,685

(1)

Represents the value of restricted stock unit grants made in 2007 to the named officers as recorded in our financial statements during 2007. See Note 2, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2007 for the assumptions used to determine the valuation of these awards.

(2)	Payments under the 2007 Management Incentive Plan, described below. These payments reflect 2007 performance, and were paid in February 2008.

(3)

Includes (a) the amount paid by us for life insurance premiums for the named officers, consistent with the life insurance program for all regular full time employees; (b) monthly nearby parking for Oakland, California-based officers; and (c) the employer matching contribution to our 401(K) plan for all named officers who participate in that plan.

Base Salary

Generally, we target our executive base salary to the 50th percentile of the relevant market. In the March 2007 and 2008 executive compensation reviews, the Committee reviewed, for each named officer, the total compensation and benefits provided to that officer (or that could become payable under various hypothetical scenarios, such as significant stock price increases and termination of employment), comparative peer group and/or survey data assembled by our compensation consultant, and the CEO’s performance evaluation of and compensation recommendation. As a result of these reviews, the Committee approved increases in the named officers’ base salaries by an average of 6% in 2007 and 2.7% in 2008. These salary increases were effective the following April 1.

In December 2007, in connection with the Board’s decision to promote Ms. Freeman, our Chief Financial Officer to Executive Vice President, the Compensation Committee increased Ms. Freeman’s salary by 10.6%. Including this increase in the average, the average increase for the named officers was 4.8%.

Non-Equity Incentive Plan Compensation

               The non-equity incentive plan compensation reflected in the table above consists of payments under the 2007 Management Incentive Plan, which was approved by the Compensation Committee in March 2007. The Plan provided for cash bonuses upon the achievement of specified corporate and individual goals. Individual goals were generally both qualitative and quantitative, so that the Committee’s determination of individual goal achievement generally involved both subjective judgment and objective measurements. For 2007, the financial goals were revenue and net profit, reflecting our emphasis on aligning management incentives directly with the GAAP financial measures most closely followed by our investors. Bonus potential was allocated 35% to the revenue goal, 35% to the net profit goal and 30% to individual performance. At target level, or 100% goal or individual performance achievement, named officers were eligible to receive 100% of the target bonus, which ranged from 30% to 50% of base salary for the named officers. If the hurdle level for a given goal or for individual performance was reached, 50% of the target bonus for that goal was earned and if the maximum over-achievement level for the goal for individual performance was reached, 200% of that goal’s target bonus became payable. The hurdle, target and maximum overachievement levels for our shared financial goals were:

	Hurdle Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Max. Overachievement Level

Revenue	$49 million	$52 million	$56 million
Net profit	$3.7 million	$4.6 million	$6.6 million

In 2007, we achieved $46.1 million in revenue and $1.2 million in net profit, both below the hurdle level for the goal. The named officers therefore received no bonus based on the financial goals. For purposes of the individual performance component of the MIP payment, the Committee assessed individual performance separately for each named officer, taking into account individual goal achievement, individual contribution to the business, and the CEO’s recommendations. Bonuses to the named officers averaged 45.6% of total bonus potential at target, and ranged from 11% to 30% of base salary.

The Committee approved a similar Management Incentive Plan for 2008. For 2008, the Committee has set the financial goals as revenue and operating profit (before payment of the MIP and profit sharing plan bonuses), reflecting the Committee’s belief that in revenue and profit growth are the most important financial indicators for the business and will most clearly align management with the interests of our investors and stockholders.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

		Estimated future payouts under non- equity incentive plan awards			All other stock awards; number of shares of stock or units(#)

Name	Grant Date	Threshold	Target	Maximum

Robert C. Bowen Chairman and Chief Executive Officer	—	$78,750	$157,500	$315,000	—

Jane A. Freeman Senior Vice President and Chief Financial Officer	3/7/2007 12/18/07	$52,000	$104,000	$208,000	30,000 40,000

Glenn G. Chapin Vice President K-12 Sales	3/7/2007	$55,000	$110,000	$220,000	30,000

William M. Jenkins Senior Vice President, Product Development	3/7/2007	$36,750	$73,500	$147,000	30,000

Linda L. Carloni Vice President and General Counsel	3/7/2007	$36,050	$72,100	$144,200	15,000

The estimated future payouts under non-equity awards described in the table above are the potential payouts under the 2007 Management Incentive Plan at the threshold, target and maximum levels specified by that Plan.

The only equity compensation granted to named officers in 2007 was in the form of restricted stock unit awards, which are listed in the table above. The stock awards compensation included in the summary compensation table above consists of the value of the restricted stock units granted in 2007 to the named officers as recorded in our financial statements during 2007. We use equity awards as our method of long term incentive compensation, as well as to align our executive’s interests with those of our stockholders.

In March 2007 and March 2008, the Committee awarded restricted stock units to each of the executive officers other than Mr. Bowen. In determining individual awards, the Committee considered each officer’s level of performance, contribution and responsibility, other equity holdings and awards, market data provided by our outside compensation consultant, internal equity among officers, and the CEO’s recommendation. Because of the significant number of options granted to Mr. Bowen at the time of his employment, the Committee determined not to grant additional equity to Mr. Bowen in 2007 or 2008. The restricted stock units awarded to the named officers vest over four years, so long as the officer remains employed with us, 25% after the first year, and 12.5% every six months thereafter. Upon vesting, the restricted stock units are settled for our Common Stock on a one-for-one basis.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

	Option Awards					Stock Awards

Name	No. securities underlying unexercised options (#) exercisable	No. of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	No. of shares or units of stock that have not vested (#) (3)	Market value of shares or units of stock that have not vested ($)

Robert C. Bowen Chairman and Chief Executive Officer	250,000	—		$1.39	6/3/2012
	—	750,000	(1)	$1.39	6/3/2012
	34,375	15,625	(2)	$5.95	3/14/2015	—	—

Glenn G. Chapin Vice President K-12 Sales	50,000	—		$3.50	4/22/2011
	20,000	0		$1.60	3/6/2012
	25,000	—		$1.90	2/23/2013	42,500	$227,800
	19,371	417	(2)	$5.64	1/26/2014
	20,000	6250	(2)	$5.95	3/14/2015

Jane A. Freeman Executive Vice President and Chief Financial Officer	45,000	0		$16.75	9/30/2009
	10,000	0		$6.13	11/5/2010
	50,000	0		$1.76	9/9/2011
	30,000	0		$1.60	3/6/2012	82,500	$442,200
	30,000	0		$1.90	2/23/2013
	48,958	1042	(2)	$5.64	1/26/2014
	27,500	12500	(2)	$5.95	3/14/2015

William M. Jenkins Senior Vice President, Product Development	25,000	—		$6.13	11/5/2010
	7,500	—		$1.60	3/7/2012
	25,000	—		$1.90	2/23/2013	42,500	$227,800
	19,583	417	(2)	$5.64	1/26/2014
	27,500	12,500	(2)	$5.95	3/14/2015

Linda L. Carloni Vice President and General Counsel	25,000	—		$16.31	10/18/2009
	15,000	—		$17.19	5/31/2010
	25,000	—		$6.13	11/5/2010
	7,500	—		$1.60	3/7/2012	24,375	$130,650
	25,000	—		$1.90	2/23/2013
	19,583	417	(2)	$5.64	1/26/2014
	20,625	9,375	(2)	$5.95	3/14/2015

(1)

Vesting of this option is contingent on the market value of our Common Stock, as described above in Compensation Discussion and Analysis; Long-Term Equity Compensation. All shares vest on June 4, 2008, if not previously vested and if Mr. Bowen then remains employed with us.

(2)	These options vest in monthly installments of 1/48 of the total shares granted over a period of four years starting approximately on grant date.

(3)

Restricted stock units, which vest over four years, 25% after one year and 12.5% every six months thereafter. At vesting, restricted stock units are settled for our Common Stock on a one-for-one basis.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2007

	Option Awards		Stock Awards

Name	No. shares acquired on exercise (#)	Value realized on exercise ($)	No. shares acquired on vesting (#)	Value realized on vesting ($)

Robert C. Bowen Chairman and Chief Executive Officer	—	—	—	—

Jane A. Freeman Senior Vice President and Chief Financial Officer	—	—	7,500	$52,550

Glenn G. Chapin Vice President K-12 Sales	—	—	7,500	$52,550

William M. Jenkins Senior Vice President, Product Development	—	—	7,500	$52,550

Linda L. Carloni Vice President and General Counsel	—	—	5,625	$39,413

During fiscal 2007, no named officers exercised options. The stock awards described in the table above are shares that vested under restricted stock awards granted in prior years, which vest over four years.

CHANGE OF CONTROL; TERMINATION

The employment agreement negotiated with Mr. Bowen when he joined us provides for benefits to him upon his termination without cause and upon a change of control. If Mr. Bowen is terminated without cause, as defined in his employment agreement, prior to May 31, 2008, he is entitled to severance benefits equal to the amount of base salary he would have earned had he continued his employment until that date, together with the premiums to continue his company health insurance through that date. Effective December 31, 2007 (based on Mr. Bowen’s salary effective on that date), the amount of this severance benefit was approximately $136,762. If Mr. Bowen is terminated for cause, as defined in his employment agreement, he is not entitled to any severance benefits under his agreement. In this agreement, for two years after his employment ends, Mr. Bowen agreed not to (i) solicit or otherwise cause any of our employees to terminate employment with us in order to become affiliated with any of our competitors or (ii) solicit the business of any of our customers that were, at the time of Mr. Bowen’s termination or within one year prior thereto, were listed on our customer list.

In Mr. Bowen’s agreement, a change of control is defined as a “transaction” which results in Warburg Pincus L.P. and its affiliates holding a smaller percentage of our outstanding voting power than any other investor that holds at least 35% of our shares (subject to certain exceptions). Under Mr. Bowen’s agreement, a “transaction” is defined as any of the following (but in each case, only if Mr. Bowen does not remain or become the CEO of our company or the surviving entity, as applicable, after the consummation of such transaction): (1) an acquisition of our securities by a 35% or greater stockholder, (2) a merger, consolidation or other similar transaction which results in our stockholders immediately prior to such transaction owning less than a majority of the combined voting power of our company or, as applicable, less than a majority of the combined voting power of the parent of the surviving entity, (3) a sale, lease, license or other disposition of all or substantially all of our consolidated assets and those of our subsidiaries (unless our stockholders hold a majority of the combined voting power of the entity purchasing, leasing, licensing or otherwise acquiring such assets from our company). Upon any such a change of control event, the time-based vesting of Mr. Bowen’s options accelerate, such that all unvested options become immediately exercisable. The performance-based vesting does not accelerate except to the extent that such a transaction results in the Company’s stock price attaining one of the threshold target prices set forth in the employment agreement. At December 31, 2007, assuming the number of shares vested on that date and the stock price on that date, the change of control benefit (calculated as the difference between the market price on December 31, 2007 and the option exercise price, multiplied by the number of shares whose vesting would be accelerated) had no value, because the option exercise price was greater than the fair market value of the stock on that date.

In connection with his joining the Company, the Committee approved termination of employment provisions for our new President and Chief Operating Officer, D. Andrew Myers, who joined us in January 2008. If Mr. Myers employment is terminated by us without cause, as defined in the agreement, Mr. Myers will receive payment of 12 months of his then-current base salary as severance compensation. If Mr. Myers is terminated for cause, as defined in his employment agreement, he is not entitled to any severance benefits under these provisions.

No other executive officers have contracts with us that provide for change of control or severance payments. Under our equity plans, however, in the event of certain mergers and similar transactions, if the surviving corporation does not assume our outstanding awards or substitute similar awards, the vesting of all outstanding awards accelerates in full. The table below shows the value to the other four named officers of such potential acceleration as of December 31, 2007, assuming the number of shares vested on that date. The value is calculated by multiplying the number of shares subject to restricted stock units whose vesting would be accelerated by the market price on December 31, 2007. All unvested options held by these four named officers were out-of-the-money at December 31, 2007, and therefore are not included in the calculation.

Name	Value of Potential Acceleration of Unvested Stock Awards at December 31, 2007

Jane A. Freeman	$442,200
Glenn G. Chapin	$227,800
William M. Jenkins	$227,800
Linda L. Carloni	$130,650

DIRECTOR COMPENSATION FOR FISCAL 2007

The following table describes the compensation paid to the members of our Board of Directors for 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensati on ($) (2)	Total

E. Vermont Blanchard, Jr.	$34,000	$15,368		$49,368

Ajit Dalvi	$29,000	$15,368		$44,368

Carleton A. Holstrom	$37,000	$15, 368		$52,368

Joseph B. Martin	$22,000	$15,368		$37,368

Michael M. Merzenich	$17,000	$15,368	$4,500	$36,868

Rodman W. Moorhead, III	$31,000	$12,406		$43,406

Michael A. Moses	$14,918	$91,026	$20,665	$126,609

Lance R. Odden	$14,918	$15, 586		$30,504

David W. Smith	$29,000	$15, 368		$44,368

Paula A. Tallal	$26,000	$15, 368	$83,340	$124,708

(1) Represents the value of options granted in 2007 to the directors as recorded in our 2007 financial statements. Dr. Moses received three equity grants. The value of each of those grants as recorded in our 2007 financial statements was: grant for 5,000 shares under the Directors’ Plan: $15,586; grant for 80,000 shares, which vests based on time: $27,405; and grant for 100,000 shares, which vests only upon the Company’s common stock reaching certain market values: $48,034. See Note 2, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2007 for the assumptions used to determine the valuation of these awards. At December 31, 2007, directors held options for the following aggregate numbers of shares:

Name	Number of Shares Subject to Options Outstanding at December 31, 2007

Rodman W. Moorhead, III	5,000
E. Vermont Blanchard, Jr.	35,000
Ajit Dalvi	35,000
Carleton A. Holstrom	35,000
Joseph B. Martin	35,000
Michael M. Merzenich	35,000
Michael A. Moses	185,000
Lance R. Odden	50,000
David W. Smith	30,000
Paula A. Tallal	35,000

(2) Consulting fees paid to Drs. Merzenich, Moses and Tallal for consulting services provided to us in 2007. Dr. Tallal has consulted for us for many years, doing public speaking, working with key accounts, reviewing our research plans and assisting in our relationships with private providers. For 2007, Dr. Tallal’s contract provided for an annual retainer of $83,340. We entered into a consulting agreement with Dr. Merzenich during 2007, under which he does public speaking, meets with educational leaders and other audiences and works on other projects as assigned. Dr. Merzenich is compensated at a rate of $2000 per day, and neither we nor Dr. Merzenich are committed to a particular number of days. In July 2007, we also entered into a consulting agreement with Dr. Moses, who provides executive-level sales and marketing consulting services to us, at a consulting fee of $40,000 per year, in addition to the stock options described herein.

For 2007, each of our non-employee directors received an annual retainer of $10,000 plus meeting fees of $1,000 per meeting attended. Upon joining the Board, a new director received a pro-rated portion of that year’s annual retainer. Chairs of the Board Committees received an additional annual retainer of $10,000 for the Chair of the Audit Committee and $2,000 for the Chair of each other committee. The retainers and meeting fees were paid, at the individual director’s direction, either in cash or in shares of our Common Stock issued pursuant to our 1999 Equity Incentive Plan, as amended.

If the director elected to receive a retainer in stock, the number of shares was determined by dividing the amount of the retainer by the fair market value of our Common Stock on the date of the retainer award. If a director elected to receive meeting fees in stock, the director was paid in July for the preceding August through July period, and the number of shares was determined by dividing the cash amount of the meeting fees by the average Common Stock price at the regular meeting dates over that period. Members of the Board were also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy.

Each non-employee director who is not a representative of a major stockholder also received nonstatutory stock option grants under the 1999 Non-Employee Directors’ Stock Option Plan. The Directors’ Plan provides for the automatic issuance of nonstatutory stock options to each “non-employee director,” which is defined as a director who is not an employee of us or an affiliate or a holder or representative of a holder of 10% or more of our Common Stock. In 2007, directors Blanchard, Dalvi, Holstrom, Martin, Merzenich, Moses, Odden, Smith and Tallal were eligible for grants under the Directors’ Plan. Upon first being elected or appointed to the Board, a new non-employee director is granted an option to purchase 5,000 shares of our Common Stock. In addition, on each anniversary of our initial public offering, each eligible non-employee director is granted an option to purchase an additional 5,000 shares of our Common Stock. Options granted under the Directors’ Plan were fully vested and exercisable at the time of grant. The exercise price of options is 100% of the fair market value of the stock subject to the option on the date of the grant, which is defined as the closing price of the stock on the last trading day prior to the date of the grant. The term of the options is five years, subject to earlier termination if the director leaves our board.

During 2007, we granted options under the Directors’ Plan on July 22 to directors Blanchard, Dalvi, Holstrom, Martin, Merzenich, Smith and Tallal for 5,000 shares each, at an exercise price per share of $7.05 and on July 25 (upon their election to the Board) to directors Moses and Odden for 5,000 shares each at an exercise price per share of $7.15. All options under the Directors’ Plan were vested at grant.

In addition, on July 25, 2007, the Board granted two options to Dr. Moses as part of the compensation under his consulting agreement with us. One option covers 80,000 shares and vests over four years, with a one year cliff and ratable monthly vesting thereafter. The second option covers 100,000 shares, and vests only in the event the per share price of our Common Stock reaches and maintains for 20 consecutive business days a specified target closing price as follows: 25,000 shares vesting at each of $15, $20, $25, and $30. Both of Dr. Moses’ consulting options have a five year term and an exercise price per share of $7.22. Dr. Moses’ consulting options were granted under our 1999 Equity Incentive Plan, at a price equal to the closing price on the date of the grant, as provided by that plan.

On November 1, 2007, the Board granted Mr. Moorhead an option under our 1999 Equity Incentive Plan for 5,000 shares, at an exercise price per share of $5.90. The option was fully vested at grant, and has a term of five years. Because Mr. Moorhead was elected to our Board as a representative of Warburg Pincus, our major stockholder, he was not eligible for options under the Directors’ Plan. Because Mr. Moorhead retired from Warburg Pincus in January 2007, the Board determined that Mr. Moorhead should receive the same compensation as other non-employee directors for 2007, and therefore granted him an option similar to the options issued under the Director’s Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans
approved by security holders (1)	3,759,032	$4.33	1,471,700(2)

(1)	All of our equity compensation plans have been approved by the stockholders.

(2)	Includes 500,533 shares eligible for purchase under our 1999 Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2007.

From the members of the Compensation Committee of Scientific Learning Corporation.

Rodman W. Moorhead, III, Chair
Carleton A. Holstrom
David W. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, our Compensation Committee consists of Mr. Holstrom, Mr. Moorhead and Mr. Smith. None of the members of the Compensation Committee has been an officer or employee, except that Mr. Holstrom served as the Company’s Chief Financial Officer from February 1996 to March 1997. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. Until his recent retirement, Mr. Moorhead was affiliated with Warburg Pincus and its related entities, which have engaged in a number of transactions with us. These transactions are described above, under “Independence of Directors.”

CERTAIN TRANSACTIONS

Posit Science Corporation

We are a party to an arrangement with Posit Science Corporation (“Posit Science”), in which we have transferred technology to Posit Science for use in a defined health field. Dr. Michael M. Merzenich, who is a founder, director, significant stockholder and former officer of our company, is also a founder, director, significant stockholder and officer of Posit Science. Dr. Merzenich presently holds an approximately 9% interest in Posit Science. The initial focus of Posit Science is on products to enhance cognitive abilities as people age and to combat age-related cognitive decline.

The arrangement includes a license of the patents we own, a sublicense of the patents we license from others, the license of certain software we developed, and the transfer of assets related to certain research projects. All of the rights licensed to Posit Science are limited to the defined health field and most are exclusive in that field. We continue to use the licensed patents and technology in the fields of education and speech and language therapy, and retain all rights to our technology outside of the defined health field. We also agreed with Posit Science that we would license one another certain patents that may be issued in the future, on which royalties would be paid, and that we would provide Posit Science certain technology transfer, hosting and support services. The terms of the transaction were determined through arms’ length negotiations between Posit Science and us, in which Dr. Merzenich did not participate.

We received royalty payments of $371,184 from Posit Science in 2007, of which $192,104 were pass-through royalties that we owed and paid to the universities under the licensing arrangement described below. Under the arrangement, Posit Science is required to pay us a royalty of between 2% to 4% of their sales of the products that use the licensed technology. In 2008, Posit Science is required to pay us royalties of not less than $150,000, as well as continued pass-through royalties. We also have a co-marketing agreement with Posit Science, under which SLC may market Posit Science’s products to school districts for use with district personnel. In the technology transfer arrangement, we also received 1,772,727 shares of Series A Preferred Stock in Posit Science. Because Posit Science is an early stage venture, the shares of which are not actively traded, in our financial statements we have assigned a value of zero to the Posit Science shares we received.

University Licensing

The technology underlying our original products was initially developed by four of our founders, Drs. Tallal, Merzenich, Jenkins and Miller, among others, at the University of California, San Francisco and Rutgers, the State University of New Jersey. Drs. Tallal and Merzenich are members of our Board, and Drs. Jenkins and Miller are senior vice presidents with us.

We have licensed the patent rights that resulted from this work from the universities. At December 31, 2007, eleven U.S. and six foreign patents issuing from these applications had been granted and one additional foreign application was pending. Under this license, we are obligated to make payments to the University of California (on behalf of both universities).

During 2007, we expensed an aggregate of approximately $1,028,000 for royalty payments under the license. Royalties are calculated based on a percentage of sales of covered products. In 2007, and for each year thereafter during the term of the license, the minimum royalty payment will be $150,000.

Pursuant to the patent policies of the universities, as well as understandings between inventors affiliated with each university, each university distributes to those inventors affiliated with the university, on an annual basis, a portion of the payments received from us. In 2007 the inventors received the following payments from their universities: Dr. Tallal, $153,553; Dr. Merzenich, $154,743, Dr. Jenkins, $54,805, and Dr. Miller, $29,351. The amount of any future university distributions to the inventors is indeterminable at this time because these figures are based on our future sales levels. However, we estimate that less than 1% of product sales during the term of the license will be payable by the universities to each inventor. We negotiated the license on an arm’s length basis, without involvement by the inventors.

Other Agreements

We have entered into indemnity agreements with each of our directors and executive officers. Our certificate of incorporation and bylaws also contain provisions relating to limitation of liability and indemnification of directors and officers.

We believe that the foregoing transactions were in the best interests of Scientific Learning and our stockholders. Each of these transactions was approved by a majority of the disinterested members of the Board and/or by the Audit Committee of the Board.

Review of Related Party Transactions

Our current Policies on Business Ethics (which are posted on our website) require advance approval of all business relationships between us and an entity in which an employee or director has a substantial personal or family financial interest or to which the employee provides services. Our CEO must approve all such relationships. If the relationship involves an officer or a director, the transaction must also be approved by our Audit Committee. Whether or not a relationship is approved depends on whether the relationship is determined to be in the best interests of the company.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices and proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Scientific Learning stockholders will be “householding” our Notice and proxy materials. A single Notice or proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or proxy statement and annual report, please notify your broker, direct your written request to Linda Carloni, Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040, or contact Linda Carloni at 510-444-3500. Stockholders who currently receive multiple copies of the Notice or proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Linda L. Carloni
Secretary

April 14, 2008

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 is being made available to stockholders with this Proxy Statement. We will furnish any of the Exhibits to the Report on Form 10-K free of charge to any stockholder upon request to Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

VOTE BY INTERNET OR TELEPHONE QUICK *** EASY *** IMMEDIATE

SCIENTIFIC LEARNING CORPORATION

As a stockholder of Scientific Learning Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 1, 2008.

Vote Your Proxy on the Internet:	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537	OR	Vote Your Proxy by mail:
Go to www.continentalstock.com		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please mark your votes Like this	☒
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

			WITHHOLD AUTHORITY
		FOR				FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS:	☐	☐	2.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

	(To withhold that nominee’s authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)			3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

	01 E. Vermont Blanchard, Jr., 02 Robert C. Bowen, 03 Joseph B. Martin, 04 Michael M. Merzenich, 05 Rodman W. Moorhead III, 06 Michael A. Moses, 07 Lance R. Odden, 08 David W. Smith

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature ________________________________ Signature __________________________________ Dated: ___________, 2008

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

☐ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ☐

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Scientific Learning Corporation

          The undersigned appoints Robert C. Bowen and Jane A. Freeman, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Scientific Learning Corporation held of record by the undersigned at the close of business on April 8, 2008 at the 2008 Annual Meeting of Stockholders of Scientific Learning Corporation to be held on June 2, 2008 or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)